Exhibit 4.6

Amended and Restated Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (hereinafter referred to as the “Agreement”) is executed on November 17, 2015 in Beijing by the following parties (hereinafter referred to as the “Parties hereunder”):

Party A: NQ Mobile (Beijing) Co., Ltd.

Address: Room 1238-1, Unit B, Bldg 1, Beijing Zhongguanchun Software Park Incubator, Dongbeiwang, Haidian District, Beijing

Party B:

Guo Lingyun, ID number: 360121197603280525

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Zhou Xu, ID number: 110104196903103013

Address: Room 1601, Building 1, No.48 North Huayuan Road, Haidian District, Beijing, China

Shi Wenyong, ID number: 352124197711280513

Address: Teaching Staff Dormitory, No. 5 Yiheyuan Road, Haidian District, Beijing

Whereas the shareholders of Beijing NQ Technology Co., Ltd (hereinafter referred to as the “NQ Technology”) were changed from Linyu, Zhou Xu, Shi Wenyong (hereinafter referred to as the “former shareholders of NQ Technology”) to Guo Lingyun, Zhou Xu, Shi Wenyong (hereinafter referred to as the “current shareholders of NQ Technology”), and all parties aforementioned have already reached an agreement concerning the abovementioned shareholders change, and agree to revise and restate the Equity Interest Disposition Agreement and the Equity Interest Disposition Agreement concerning the capital increase made and entered into by and among Party A, the former shareholders of NQ Technology respectively on June 5, 2007 and June 6, 2012(hereinafter referred to as the “Original Agreement”), therefore the Original Agreement shall be terminated upon the date when this Agreement come into effect, provisions of rights and obligations of the Parties hereunder shall be subject to this Agreement. Amended and Restated Equity Interest Pledge Agreement is reached as follows:

1.	Party A is a wholly foreign-owned enterprise lawfully registered and established and validly existing within the territory of the People’s Republic of China;

2.	Beijing NQ Technology Co., Ltd. is a liability limited company registered and established within the territory of the People’s Republic of China;

3.	Party A, the former shareholders of NQ Technology and NQ Technology made and entered into the Exclusive Consulting and Services Agreement, the Equity Interest Disposition Agreement, Business Operating Agreement and Loan Agreement on June 5, 2007; After the capital increase of NQ Technology, Party A, the former shareholders of NQ Technology and NQ Technology made and entered into the Exclusive Consulting and Services Agreement, Equity Interest Disposition Agreement, Business Operating Agreement and Loan Agreement concerning the capital increase on June 6, 2012, Party A and the former shareholders of NQ Technology made and entered into the Equity Interest Pledge Agreement and the Equity Interest Pledge Agreement concerning the capital increase respectively on August 6, 2007 and June 6, 2012 (hereinafter referred to as the “Original Equity Interest Pledge Agreement”), Party A and the current shareholders of NQ Technology made and entered into the Revised and Restated Loan Agreement on November 17, 2015.

4.	In order to ensure that Party A can regularly collect service fees under the Exclusive Consulting and Services Agreement from NQ Technology owned by Party B, and ensure the performance of the Equity Interest Disposition Agreement and Business Operation Agreement, the pledgor, jointly and severally, pledge all their equity interests in NQ Technology as the pledge guarantee for aforesaid agreements, with Party A as the pledge and Party B as the pledgor.

Therefore, after friendly negotiation, the Parties hereunder reached the following agreement for mutual observation in line with the principles of equality and mutual benefit:

1.	DEFINITION

Unless otherwise defined herein, the following terms shall have the following meanings:

1.1	Right of pledge shall refer to all contents described in Article 2 hereof.

1.2	Equities Interest shall refer to 100% equities pledgors jointly held in NQ Technology and all existing and future rights and interests derived from such equities.

1.3	Agreements shall refer to the Exclusive Consulting and Service Agreement, Equity Interest Disposition Agreement, Business Operation Agreement and the Revised and Restated Exclusive Consulting and Service Agreement, Revised and Restated Equity Interest Disposition Agreement, Revised and Restated Business Operation Agreement executed by Party A, NQ Technology, and other parties respectively on June 5, 2007 and June 6, 2012.

1.4	Default events shall refer to any circumstances prescribed in Article 7 hereof.

1.5	Default notice shall refer to the notice of announcing any default events issued by Party A hereunder.

2.	PLEDGE

2.1	Pledgors pledge all their equities in NQ Technology to Party A, Guo Lingyun pledges her contribution of RMB 26 million, Zhou Xu pledges his contribution of RMB 16.625 million, Shi Wenyong pledges his contribution of RMB 7.375 million, for guaranteeing Party A’s rights and interests under these Agreements.

2.2	The guarantee coverage of the equity pledge hereunder are all fees (including legal fees), expenditure, losses to be borne, interests, penalties, damages, cost for realizing creditor’s rights payable by NQ Technology and/or pledgors to Party A under these agreements, and any liabilities to be borne by NQ Technology and pledgors when part or whole of these Agreements become void due to whatsoever reason.

2.3	The rights of pledge is the Party A’s privilege to get priority compensation by discounting, auctioning, or selling equities pledged by pledgors to Party A.

2.4	Unless otherwise agreed by Party A in writing after this Agreement comes into force, the pledge hereunder may be released only when NQ Technology and pledgors have properly performed all obligations and responsibilities under these agreements and have obtained the written acknowledgement from Party A. Where NQ Technology or pledgors fail to complete part or whole of obligations or responsibilities under these agreements upon the expiration thereof, Party A is still entitled to the rights of pledge prescribed herein till aforesaid obligations and responsibilities being performed to the satisfaction of Party A.

3.	EFFECTIVENESS

3.1	This Pledge Agreement shall be founded upon of the date the Parties signed and sealed and come into force from the date such equity pledge registered in the shareholders’ list, and shall terminate when Party B completely pay off the liabilities guaranteed hereunder.

3.2	During the pledge, Party A is entitled to exercise the rights of pledge according to this Agreement after reasonable notification where NQ Technology fails to pay service fees under the Exclusive Consulting and Services Agreement or to perform other clauses of such agreement, Business Operation Agreement, or Equity Interest Disposition Agreement.

4.	POSSESSION AND PRESERVATION OF EQUITY CREDENTIALS

4.1	Pledgors shall, within ten working days after the execution of this Agreement or earlier as agreed by the Parties, hand over their equity contribution certificate (original) of NQ Technology to Party A for preservation, and submit the evidentiary certificate proving that this pledge hereof has been properly registered in the shareholders’ list to Party A, go through all approval and registration formalities as required by the laws of the People’s Republic of China, and present the evidentiary certificate proving that equity pledge registration has been made with competent administration for industry and commerce.

4.2	In the case that changes occur relating to the registered pledge issues and shall be registered according to laws, both Parties shall, within 5 working days since the changes occur, make the corresponding registration of change and submit relevant change registration documents.

4.3	During equity pledge, pledgors shall instruct NQ not to distribute any dividends or bonus, or make any profit distribution plans; where pledgors shall obtain any economic benefits of whatsoever nature other than dividends, bonus, or other profit distribution plans from the pledged equities, pledgors shall, as required by Party A, instruct NQ to directly remit relevant payment (realized payment) to the bank account specified by Party A and may not utilize such payment without Party A’s prior written consent.

4.4	During equity pledge, where pledgors subscribe any new registered capital of NQ Technology or accept the equity of NQ Technology held by other pledgors (newly added equities), such newly added equities will automatically become the part of pledged equity hereunder and pledgors shall, within 10 working days after the acquisition of such equities, complete all formalities necessary for the pledge of such added equities. Where pledgors fail to complete relevant formalities according to the preceding paragraph, Party A is entitled to realize the rights of equity according to Article 8 hereof.

5.	REPRESENTATIVE AND WARRANTY OF PLEDGORS

Upon the execution of this Agreement, pledgors represent and warrant to Party A and confirm that the execution and performance of this Agreement by Party A is on the basis of such presentation and commitment:

5.1	Pledgors lawfully hold equities hereunder and have the right to provide Party A with such equities as pledge guarantee.

5.2	Where Party A exercises its rights or realizes the rights of pledge at any time from the date this Agreement is executed to the date its rights of pledge expires, as set forth in Article 2.4 hereof, no lawful claim or justified intervention from other parties may be made.

5.3	Party A is entitled to exercise its rights of pledge according to laws, regulations and this Agreement.

5.4	The execution hereof and performance of its obligations hereunder have necessarily been authorized by its company and are not against any laws and regulations. The authorized representatives signing this Agreement have been lawfully and validly authorized.

5.5	There is no whatsoever lien or guarantee of any third party on the equities (including but not limited to pledge) they hold.

5.6	The equities are free from any ongoing or future civil, administrative or criminal lawsuits, administrative punishment or arbitration.

5.7	The equities are not involved in any payable yet unpaid taxes or charges, or any uncompleted legal procedures or formalities that are to be completed.

5.8	All clauses herein are the expression of their real intention and have legal force upon them.

6.	COMMITMENTS OF PLEDGORS

6.1	Pledgors commit to Party A that pledgors, during the existence of this Agreement, will:

6.1.1	Neither transfer pledged equities nor set up or allow the existence of any other liens such as pledge that might affect Party A’s rights and interests or third party’s guarantee rights and interests in whatsoever form, unless transfer to Party A or the person designated by Party A and under Party A’s request.

6.1.2	Abide by and implement all and any provisions of applicable laws and regulations. Pledgors will, within five working days after receiving any notification, instruction or suggestion issued or formulated by competent authorities regarding the rights of pledge, present the same to Party A, and make moves as reasonably instructed by Party A;

6.1.3	Inform Party A of any event or received notification that might affect pledgors’ equities or any rights thereof, or change any pledgors’ obligations hereunder, or affect pledgors’ performance of their obligations hereunder in a timely manner and will make moves as reasonably instructed by Party A.

6.2	Pledgors agree that Party A’s exercise of its any rights according to the clauses hereof will not be interrupted or impeded by pledgors or their successors or assignees, or any other persons.

6.3	Pledgors guarantee Party A that in order to protect or perfect the guarantee hereof on liabilities of pledgors and/or NQ Technology under these Agreements, pledgors will conduct any necessary amendment (if applicable) to their and NQ Technology’s articles of association, that pledgors will honestly execute, and cause other parties having interests in the pledge to execute, all right certificates and covenants as required by Party A, and/or perform, and cause other parties having interests in the pledge to perform, any actions required by Party A, and provide any facilities to help Party A exercise its rights of pledge, that pledgors will execute any change documents relating to equity certificates with Party A or any third party specified by Party A and provided Party A with any relevant documents relating to the rights of pledge as it deems necessary, within reasonable term.

6.4	Pledgors commit to Party A that pledgors will abide by and perform all guarantees, commitments, agreements and presentations for the interests of Party A. Pledgors will compensate Party A for its any losses arising therefrom where pledgors fail to perform or incompletely perform their guarantees, commitments, agreements and representations.

7.	DEFAULT EVENTS

7.1	The following events will be deemed as default events:

7.1.1	NQ Technology or its successors or assignees fail to pay any payable payments under these agreements as scheduled and in full, or pledgors or their successors or assignees fail to perform their obligations under the Business Operation Agreement, Equity Interest Disposal Agreement, and Exclusive Consultancy and Service Agreement;

7.1.2	Any representations, warranties, or commitments made by pledgors in Articles 5 and 6 hereof contain any substantial misleading or mistakes, and/or pledgors violate aforesaid representations, warranties, or commitments;

7.1.3	Pledgors significantly violates any clauses hereof;

7.1.4	Pledgors abandon pledged equities or transfer pledged equities without Party A’s written consent, unless otherwise agreed in Article 6.1.1 hereof;

7.1.5	Pledgors’ external loans, guarantees, compensations, commitment, or other repayment liabilities are required to be paid or performed in advance due to default or cannot be repaid or performed as scheduled and thus causing Party A has a ground to believe that pledgors’ ability to perform obligations hereunder has been affected and that will further affect Party A’s interests;

7.1.6	Pledgors are unable to repay their general liabilities or other debts that will further undermine Party A’s interests;

7.1.7	This Agreement becomes illegal due to the promulgation of relevant laws or pledgors are unable to continue their performance of obligations hereunder;

7.1.8	The consent, permission, approval or authorization of any government authorities necessary for this Agreement coming into force is withdrawn, suspended, invalidated or substantially amended;

7.1.9	Party A believes that pledgors’ ability to perform the obligations hereunder has been affected due to any adverse change of their owned assets; or

7.1.10	Other circumstances under which Party A may not exercise its rights of pledge as stipulated by relevant laws.

7.2	Pledgors shall forthwith notify Party A in writing upon notice or discovery of the aforementioned circumstances described in Section 7.1. or the occurrence of any events that may lead to the aforementioned circumstances described in Section 7.1.

7.3	Unless the default issues prescribed in Article 7.1 has been resolved to Party A’s satisfaction, Party A may, at any time during or after the occurrence of such default events, issue default notification to pledgors in writing, demanding immediate payment of all arrears and other payables under these Agreements or timely performance of the Equity Interest Disposal Agreement and Business Operation Agreement. Where pledgors or NQ fail to rectify their default events or take any necessary remedies within ten days after the issuance of such written notification, Party A is entitled to exercises its rights of pledge in accordance with Article 8 hereof.

8.	EXERCISE OF RIGHTS OF PLEDGE

8.1	Pledgors may not transfer their equities prior to the full payment and performance of all expenditures and obligations under these Agreements without Party A’s written consent.

8.2	When exercising the rights of pledge, Party A shall send a default notification to pledgors in accordance with Article 7.3 hereof.

8.3	Subject to provision set forth in Article 7.3, Party A may exercises the rights of pledge at any time after sending default notification in accordance with Article 7.3.

8.4	Party A is entitled to realize its priority of compensation by converting whole or part of equities hereunder into cash in accordance with legal procedures, or auctioning or selling such equities, till the full payment of unpaid service fees under these Agreement, full deduction of other payables, and complete performance of the Equity Interest Disposal Agreement and Business Operation Agreement.

8.5	When Party A exercises its rights of pledge according to this Agreement, pledgors may not set up any hindrance and shall give any necessary assistance so that Party A may realize its rights of pledge.

9.	TRANSFER

9.1	Unless otherwise specifically agreed by Party A in writing in advance, pledgors may not transfer any rights and/or obligation hereunder to any third parties.

9.2	This Agreement has binding force upon the pledgors and their successors, as well as Party A and its successors and assignees.

9.3	Party A may transfer whole or part of any rights and obligations hereunder to its any designated third party at any time; in such circumstances, assignees shall have the same rights and obligations as those of Party A. When transferring rights and obligations hereunder, pledgors shall execute relevant agreements and/or documents regarding such transfer as required by Party A.

9.4	After the change of pledgee due to such transfer, both parties to the new pledge shall re-execute the pledge agreement and pledgors shall be responsible for going through all relevant registration formailities.

10.	PROCEEDS AND OTHER EXPENSES

10.1	All and any expenses and actual expenditure relating hereto, including but not limited to legal fees, costs, stamp taxes and any other taxes and charges, shall be equally shared by both Parties hereunder.

11.	FORCE MAJEURE

11.1	In the case that the performance hereof is delayed or impeded by any force majeure, the affected party may only be exempted from any obligations hereunder only for such affected part. Force majeure means any events that are beyond the reasonable control of a party and are inevitable after the affected party paying reasonable attention, including but not limited to government actions, natural forces, fire disasters, explosion, geographical changes, storms, floods, earthquake, tides, lighting, or war. The credit, fund or finance insufficiency, however, may not be deemed as issues that are beyond the reasonable control of a party. The party affected by such force majeure and seeks for the exemption from any performance hereunder shall notify another party of such issues as soon as possible and shall inform such party of its actions to be taken.

11.2	The affected party does not have to undertake any liabilities hereunder, provided however that the party seeking for the exemption will be exempted from such liabilities to the extent of affected performance only when the affected party tries its best to perform this Agreement. Once the reason for exemption is rectified or remedied, Parties hereunder agree to try their best to resume the performance hereunder.

12.	GOVERNING LAWS AND DISPUTE SETTLEMENT

12.1	The execution, validity, performance and interpretation, as well as the settlement of dispute shall be interpreted by laws of the People’s Republic of China.

12.2	Any dispute over the interpretation and performance of any clauses hereunder shall be settled by Parties hereunder through friendly negotiation. If such negotiation fails, any party may bring relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with existing arbitration rules by then. The arbitration shall be made in Beijing and the arbitration language shall be Chinese. The rule of arbitration is final, having binding force upon Parties hereunder.

12.3	Except for issue being disputed over, Parties hereunder shall continue their obligations hereunder in line with the principle of good will.

13.	NOTICE

The notice issued by Parties hereunder for the performance of rights and obligations hereunder shall be in writing and served to the following addresses in the forms of courier, registered mail, postage pre-paid mail, recognized courier services, or fax.

Party A: NQ (Beijing) Mobile Co., Ltd. (“NQ Mobile”)

Address: Room 1238-1, Unit B, Bldg 1, Beijing Zhongguanchun Software Park Incubator, Dongbeiwang, Haidian District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Party B:

Guo Lingyun

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Zhou Xu

Address: Room 1601, Building 1, No.48 , North Huayuan Road, Haidian District, Beijing, China

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

Shi Wenyong

Address: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing

Facsimile: (8610) 85655518

Tel.: (8610) 85655555-777

Attention:

14.	ATTACHMENT

Attachments listed hereto are an integral part hereof.

15.	WAIVER

Non-exercise or delayed exercise of any rights, remedies, authorities or privileges by Party A shall not be deemed as waiver to such rights, remedies, authorities or privileges and the separate or partial exercise of such rights, remedies, authorities or privileges by Party A shall not exclude the exercise of any other rights, remedies, authorities or privileges. The rights, remedies, authorities and privileges prescribed herein are accumulative and will not exclude the application of any other rights, remedies, authorities and privileges stipulated by any laws.

16.	MISCELLANEOUS

16.1	Any amendment, supplement or change of the agreement hereto shall be made in writing and becomes effective after Parties hereunder sign and seal.

16.2	Parties hereunder confirm that this Agreement is a fair and reasonable agreement reached by Parties hereunder on the basis of equality and reciprocity. Where any clauses hereof conflict with relevant laws and become invalid or cannot be forcibly performed, only such part is invalid or is without force within the jurisdiction of relevant laws and will not affect the legal force of other clauses.

16.3	This Agreement is made in quadruplicate in Chinese.

[No text in this page, which is the endorsement page of the Equity Disposal Agreement]

Party A: NQ Mobile (Beijing) Co., Ltd.

Authorized Representative:

Xu Zemin

/s/ Xu Zemin

Sealed

Party B:

Guo Lingyun

/s/ Guo Lingyun

Zhou Xu

/s/ Zhou Xu

Shi Wenyong

/s/ Shi Wenyong

Attachment:

List of NQ Technology’s Shareholders

Contribution Certificate of NQ Technology’s Shareholders

List of NQ Technology’s Shareholders

up to November 17, 2015

Name	Address	Contribution Method	Contribution Amount	Contribution Percentage	Contribution Date	No. of Contribution Certificate	Remark
Guo Lingyun	Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing	Intellectual property rights and cash	26 million	52%	2015/ 11/17	01	The equities were pledged to NQ Mobile (Beijing) Co., Ltd on November 17, 2015

Zhou Xu	Room 1601, Building 1, No.48 , North Huayuan Road, Haidian District, Beijing, China	cash	16.625 million	33.25%	2015/ 11/17	02	The equities were pledged to NQ Mobile (Beijing) Co., Ltd on November 17, 2015

Shi Wenyong	Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing	cash	7.375 million	14.75%	2015/11 /17	03	The equities were pledged to NQ Mobile (Beijing) Co., Ltd on November 17, 2015

Company: Beijing NQ Technology Co., Ltd. (Seal)

Legal Representative:

Xu Zemin

/s/ Xu Zemin

Date: November 17, 2015

Contribution Certificate of NQ Technology’s Shareholders

(No. 01)

Beijing NQ Technology Co., Ltd. (the “Company”) was founded on October 21st, 2005 and registered in Haidian Branch of Beijing Administration for Industry and Commerce, with the registration number: 110108008992276. Currently, the registered capital of the Company is RMB 50 million.

Guo Lingyun, a shareholder of the Company, has paid his contribution at RMB 26 million on November 17, 2015. The Company hereby issues this certificate for evidence.

The No. 1 Contribution Certificate issued by the company on June 6th, 2007 shall become automatically invalid upon the issuing date of this Contribution Certificate.

Beijing NQ Technology Co., Ltd.

November 17, 2015

Contribution Certificate of NQ Technology’s Shareholders

(No. 02)

Beijing NQ Technology Co., Ltd. (the “Company”) was founded on October 21st, 2005 and registered in Haidian Branch of Beijing Administration for Industry and Commerce, with the registration number: 110108008992276. Currently, the registered capital of the Company is RMB 50 million.

Zhou Xu, a shareholder of the Company, has paid his contribution at RMB 16.625 million in total. Zhou Xu has paid his contribution at RMB 3.325 million on April 24th, 2007 and at RMB 13.3 million on June 6th, 2012. The Company hereby issues this certificate for evidence.

The No. 2 Contribution Certificate issued by the company on June 6th, 2007 shall become automatically invalid upon the issuing date of this Contribution Certificate.

Beijing NQ Technology Co., Ltd.

November 17, 2015

Contribution Certificate of NQ Technology’s Shareholders

(No. 03)

Beijing NQ Technology Co., Ltd. (the “Company”) was founded on October 21st, 2005 and registered in Haidian Branch of Beijing Administration for Industry and Commerce, with the registration number: 110108008992276. Currently, the registered capital of the Company is RMB 50 million.

Shi Wenyong, a shareholder of the Company, has paid his contribution at RMB 7.375 million in total. Zhou Xu has paid his contribution at RMB 1.475 million on April 24th, 2007 and at RMB 5.9 million on June 6th, 2012. The Company hereby issues this certificate for evidence.

The No. 3 Contribution Certificate issued by the company on June 6th, 2007 shall become automatically invalid upon the issuing date of this Contribution Certificate.

Beijing NQ Technology Co., Ltd.

November 17, 2015